Registration No. 333-_________
As Filed with the Securities and Exchange Commission on July 30, 2018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TCF FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	41-1591444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, MN 55391-1693
(Address of Principal Executive Offices, including Zip Code)

Amended and Restated TCF Financial 2015 Omnibus Incentive Plan
(Full title of the plan)

Joseph T. Green
Senior Vice President, General Counsel and Secretary
TCF Financial Corporation
200 Lake Street East, Mail Code EX0-03-G
Wayzata, MN 55391-1693
(952) 475-6498
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.01 par value	4,000,000 shares (1) (2)	$25.66 (3)	$102,640,000.00	$12,778.68

(1)
The number of shares registered represents the number of additional shares authorized for issuance pursuant to the Amended and Restated TCF Financial 2015 Omnibus Incentive Plan (the “Plan”) by the Board of Directors and approved by the stockholders on April 25, 2018.

(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable under the Plan pursuant to its anti-dilution provisions.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share is based on the average of the high and low prices for Registrant’s common stock, par value $.01, as reported on the New York Stock Exchange on July 24, 2018.

EXPLANATORY NOTE
TCF Financial Corporation (“TCF” or the “Registrant”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended for the purpose of registering an additional 4,000,000 shares of its common stock, par value $0.01 per share, issuable pursuant to the Amended and Restated TCF Financial 2015 Omnibus Incentive Plan (the “Plan”). The remaining shares of common stock issuable under the Plan have been previously registered pursuant to a registration statement on Form S-8 (Registration No. 333-208142) filed on November 20, 2015, which is hereby incorporated by reference pursuant to Instruction E to Form S-8, except as revised in Part II of this registration statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.
Joseph T. Green, who is providing an opinion of counsel with respect to the securities to which this registration statement on Form S-8 relates, is an employee and officer (Senior Vice President, General Counsel and Secretary) of TCF and is eligible to receive awards under the Plan. As of July 23, 2018, Mr. Green owns 165,871 shares of TCF common stock (including 36,287 shares of restricted stock granted under the Plan).

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit	Description
4.1
Amended and Restated Certificate of Incorporation of TCF Financial Corporation [incorporated by reference to Exhibit 3.1 of TCF Financial Corporation's Quarterly Report on Form 10-Q filed May 3, 2018 (No. 18803407)]

4.2	Amended and Restated Bylaws of TCF Financial Corporation [incorporated by reference to Exhibit 3.1 of TCF Financial Corporation's Current Report on Form 8-K filed July 26, 2016 (No. 161784576)]
5*	Opinion of Joseph T. Green
23.1	Consent of Joseph T. Green (included in Exhibit 5)
23.2*	Consent of KPMG LLP
24*	Power of Attorney
99.1	Amended and Restated TCF Financial 2015 Omnibus Incentive Plan [incorporated by reference to Exhibit 10.1 of TCF Financial Corporation’s Current Report on Form 8-K filed April 27, 2018 (No. 18784131)]
* Filed herewith.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayzata, State of Minnesota, on July 30, 2018.

TCF FINANCIAL CORPORATION

/s/ Craig R. Dahl
By:	Craig R. Dahl, Chairman, President and Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Craig R. Dahl
By:	Craig R. Dahl, Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Brian W. Maass
By:	Brian W. Maass, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Susan D. Bode
By:	Susan D. Bode, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

Thomas F. Jasper, Director, Vice Chairman and Chief Operating Officer*
Peter Bell, Director*	Richard H. King, Director*
William F. Bieber, Director*	Vance K. Opperman, Lead Director*
Theodore J. Bigos, Director*	Roger J. Sit, Director*
Karen L. Grandstrand, Director*	Julie H. Sullivan, Director*
George G. Johnson, Director*	Barry N. Winslow, Director*
*By	/s/ Joseph T. Green	Date: July 30, 2018
Joseph T. Green, pursuant to powers of attorney executed by each of the directors listed above whose name is marked by an “*” and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this registration statement of TCF Financial Corporation on behalf of each of such directors.